STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION
OF
READY WELDER CORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST:  That through unanimous consent in lieu of a meeting of the Board of Directors of Ready Welder Corporation, on March 12, 2008 resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED:   that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered “FOURTH” so that, as amended, said Article shall be and read as follows:

“The Corporation shall be authorized to change the STOCK as follows:
40,000,000 common shares at 0.0001 par value and
10,000,000 preferred shares at 0.0001 par value, the preference shall be determined by the board of directors from time to time.”

Paragraph “EIGHTH” shall be added and shall read:
“Officers and Directors of the Company shall not be liable for any act that they perform in the performance of their duties except acts performed with gross negligence or knowingly violating their fiduciary duties as a director. “

SECOND:  That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of
Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD:  That said amendment was duly adopted in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware.

FOURTH:  That the capital of said corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 21st day of May 2008.

By: /s/ Dr. Ted Holstein
President
      Dr. Ted Holstein